EXHIBIT 99.1

INTERLINK ELECTRONICS ANNOUNCES

FIRST QUARTER

2003 FINANCIAL RESULTS

Camarillo, California—April 24, 2003—Interlink Electronics, Inc. (NASDAQ:LINK), the world’s leading developer of intuitive interface technologies and solutions for business and home applications, today announced its financial results for the first quarter of 2003. Revenues for the three months ended March 31, 2003 totaled $7,002,000 as compared to $6,978,000 and $5,409,000 for the fourth and first quarters of 2002, respectively. Operating income for the first quarter of 2003 was $59,000—up from a loss of $2.2 million for the fourth quarter of 2002. Net income for the first quarter of 2003 was $240,000, or $0.02 earnings per diluted share as compared to a loss of $3.6 million or a loss per diluted share of $0.37 for the fourth quarter of 2002.

In the fourth quarter of 2002, Interlink recorded an increase to its provision for excess inventories of $2.3 million, a legal settlement charge of $153,000 and an increase to its deferred tax asset valuation allowance of $1.3 million.

“We are pleased with our performance in the first quarter, especially in light of the negative macro-economic issues technology companies have been facing,” said E. Michael Thoben, chairman, chief executive officer and president. “The first quarter of 2003 reflects a continuation of our growth pattern giving us five consecutive quarters of improving revenue. Consolidated revenue improved by 30% over the first quarter of 2002. Additionally, the company generated an operating income in the first quarter of 2003 of $59,000 and net income of $240,000 or $.02 per share.

“Revenues from our Business Communications segment totaled $5.2 million in the first quarter of 2003, or 74% of our combined revenues. This represents an increase of 65% from a year ago and marks our sixth consecutive quarter of revenue growth for this segment. While worldwide OEM sales from Business Communications remained relatively flat in the first quarter, revenues from Branded Products were up 22%, totaling $2.2 million.

“Fueling this growth was a strategic effort to leverage our relationships with manufacturers such as Dell, Sony and InFocus to drive retail opportunities as these companies open new channels of distribution. Expansion of our distribution, combined with the launch of a stream of innovative new products, is proving to be a very successful formula for growing our BC branded business.

“Closely related to Business Communications is Interlink’s Home Entertainment segment,” continues Mr. Thoben. “Many of the larger OEM projector manufacturers are also developing high-end projection TVs and plasma displays for the home market. Leveraging our OEM relationships, Interlink has already begun projects with Sony, Sanyo and Infocus to supply interface controls for advanced viewing products.

“Equally important to the growth of the Home Entertainment segment is the development of partnerships with the industry’s leading graphics chip-set manufacturers. In the first quarter, we announced a partnership with Pixelworks, licensing them to package our Interactive Remote Control (IRC®) in their Digital TV Production Reference Design Kit—this kit is currently being distributed to advanced TV and display manufacturers, worldwide.

“The E-Transaction business also experienced a strong growth this quarter with revenues increasing 49% over the fourth quarter of 2002,” adds Mr. Thoben. “With revenues totaling $538,000 for the first quarter and a strong backlog going into the second quarter, it is clear that momentum is building in this business.

“Strategically during the first quarter, E-Transactions continued its penetration of the financial services vertical, announcing partnerships with Unisys and EDS to supply ePad e-signature input products for enterprise-level banking platforms. Simultaneously, we continue to find success with our ePad-ink LCD input device in the financial vertical and, just this week, have announced a new product: ePad-ID. Designed to capture both electronic signatures and fingerprints, ePad-ID enables the collection of signatures, handwriting and thumbprint biometrics for secure document automation, financial transactions, government licensing systems, enterprise security access and other applications that require multiple forms of electronic identification.

“In summary,” says Mr. Thoben, “we have good reason to be encouraged. Revenues from Interlink Electronics’ main strategic businesses are up and showing sequential double-digit quarterly growth, while the near-term up-side from our E-Transaction opportunity has never looked more promising.”

Interlink Electronics Highlights in first quarter 2003:

•	Interlink Electronics introduces VersaPoint Communicator—the PC industry’s most versatile wireless input control combination. Featuring a full-sized keyboard, optical mouse and handheld remote control, the Communicator brings wireless freedom to meeting rooms and PowerPoint presentations, enabling wireless text input, cursor navigation and handheld PC control.

•	Interlink Electronics announces an agreement with EDS to integrate ePad electronic signature products into EDS’ SELLSTATION® banking sales automation system. Enabling legally binding,

handwritten electronic signatures on SELLSTATION documents, ePad will reduce the time-consuming processes and paperwork that inconveniences banking customers.

•	Interlink Electronics announces an agreement with Pixelworks, Inc., a leading provider of system-on-a-chip IC solutions for advanced TV displays, to supply an Interactive Remote Control (IRC®) for Pixelworks’ new Digital TV Production Reference Design. Under the agreement, Pixelworks will distribute Interlink’s IRC remote and remote control software with its Digital TV Production Reference Design Kit to advanced television and display manufacturers, worldwide.

•	Interlink Electronics and Unisys Corporate announce a development relationship in which Unisys will integrate Interlink’s ePad electronic signature products into its enterprise-wide hardware solution for financial institutions. Customer information, service applications and teller-based transactions made with the new Unisys hardware platform, can now be recorded and signed electronically, resulting in a significant savings of overhead and data storage costs.

About Interlink Electronics, Inc.

Interlink Electronics, Inc. (NASDAQ:LINK) is a global leader in the design and manufacture of intuitive interface technologies and products. Creating today’s interface standards, our business communications, e-transactions, home entertainment and specialty businesses have established Interlink as the comprehensive source for branded and OEM solutions. Selected customers include Dell, HP/Compaq, InFocus, Microsoft, Mitsubishi, NEC, Sanyo, Sharp, Sony and Toshiba.

Recognized worldwide for innovative interface technologies and solutions, Interlink Electronics, Inc. serves a world-class customer-base from its corporate headquarters in Camarillo, CA and offices in Tokyo and Hong Kong. The company currently holds more than 70 patents protecting its Force Sensing Resistor (FSR®), VersaPoint® Pressure Pointing, VersaPad® pen input pad and RemoteLink® wireless communication technologies. See LINK online at http://www.interlinkelectronics.com/ or in Japan at http://www.interlinkelec.co.jp/.

All registrations and trademarks are properties of their respective owners

Summarized Consolidated Statements of Operations

(GAAP Basis)

(000’s except per share data)

	Three Months Ended
	March 31		Dec. 31
	2003	2002	2002
	(Unaudited)
Revenue	$7,002	$5,409	$6,978
Gross Profit	2,930	2,267	474

Product development & Research	919	865	856
Sales, marketing and administration	1,952	1,841	1,803

Total operating expenses	2,871	2,706	2,659

Operating income (loss)	59	(439)	(2,185)

Other income (loss)	187	40	(86)
Provision for tax expense	6	—	1,301

Net income (loss)	$240	$(399)	$(3,572)

Earnings (loss) per share—basic	$.02	$(.04)	$(.37)
Earnings (loss) per share—diluted	$.02	$(.04)	$(.37)

Weighted average shares—basic	9,779	9,759	9,772
Weighted average shares—diluted	10,445	9,759	9,772

Selected Consolidated Balance Sheet Data (000’s)

(GAAP Basis)

	March 31 2003	Dec. 31 2002
	(Unaudited)
Cash and cash equivalents	$6,602	$7,906
Working capital	16,617	16,247
Total assets	22,018	21,766
Long-term debt	1,418	1,401
Stockholders’ equity	16,374	16,133

This document contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems. The forward-looking statements contained in this document regarding industry and revenue trends, sales channels, industry product and technology acceptance and future business activities should be considered in light of these factors.

Conference Call Information

April 24, 2003 at 4:30 p.m. ET

Live Call-in #: 888-385-9734

Live International Call-in #: 630-395-0033

(Pass Code: “link”)

Web cast address: http://www.interlinkelectronics.com

Telephonic replay available until May 1, 2003

Telephonic replay call in # (US) 800-925-4633 or (Intl) 402-220-4184

Contacts:

Interlink Electronics, Inc. 546 Flynn Rd, Camarillo, CA 93012 http://www.interlinkelectronics.com	Investor Contact: Michelle Lockard (805) 484-8855, ext. 114 mlockard@interlinkelectronics.com
Company Contact: Keith M. Roberts Director, Corporate Communications (805) 484-8855, ext. 130 kroberts@interlinkelectronics.com

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